Exhibit 99.1

AT THE COMPANY	AT CAMERON ASSOCIATES
David Shackelton – Interim Chief Financial Officer	Alison Ziegler 212/554-5469
520/747-6600

FOR IMMEDIATE RELEASE

Providence Service Corporation Reports Second Quarter 2015 Results

Second Quarter 2015 Financial Highlights:

●	Revenue of $508.3 million
●	Diluted earnings per common share of $0.26, Adjusted diluted earnings per common share (non-GAAP) of $0.67
●	Adjusted EBITDA (non-GAAP) of $36.0 million
●	Cash flow from operations of $4.7 million

TUCSON, ARIZONA – August 6, 2015 – The Providence Service Corporation (Nasdaq: PRSC) today announced its financial results for the second quarter and six months ended June 30, 2015. Included in the results are results of the operations of Ingeus and Matrix Medical Network acquired on May 31, 2014 and October 24, 2014, respectively.

Second Quarter 2015 Results

For the second quarter of 2015, the Company reported consolidated revenue of $508.3 million, an increase of 47.8% from $344.0 million in the comparable period of 2014. The 2015 results included $140.7 million of revenue contributed by Ingeus and Matrix in the second quarter of 2015. The second quarter of 2014 included $28.8 million in revenue from Ingeus. Excluding revenue attributable to these acquired businesses, consolidated revenue was $367.6 million in the second quarter of 2015, an increase of 16.6% from the comparable period of 2014.

Service expense as a percentage of revenue was 88.6% in the second quarter of 2015 compared to 89.9% in the second quarter of 2014. Second quarter 2015 and 2014 service expense included a $1.5 million and $0.5 million charge, respectively, related to the amortization of the fair value of restricted stock awards issued in connection with the acquisition of Ingeus. General and administrative (G&A) expense as a percentage of revenue was 4.6% in the second quarter of 2015 compared to 4.7% in the second quarter of 2014. Second quarter 2015 G&A expense included a $0.7 million charge related to stock award modifications related to a separation agreement with our former chief executive officer. The Company also reported a loss on equity investment of $1.1 million in the quarter related to the Company’s investment in Mission Providence, a joint venture in Australia, which continued to incur start-up costs during the second quarter of 2015.

The Company reported net income available to common shareholders of $4.2 million, or $0.26 per diluted common share, in the second quarter of 2015 compared to net income available to common shareholders of $6.7 million, or $0.46 per diluted common share, in the prior year period. Adjusted net income available to common shareholders (non-GAAP) in the second quarter of 2015 was $10.8 million, or $0.67 per diluted common share, versus second quarter 2014 adjusted net income available to common shareholders (non-GAAP) of $10.7 million, or $0.74 per diluted common share. A reconciliation of net income to adjusted net income available to common shareholders (non-GAAP) and the calculation of adjusted diluted earnings per common share is presented below.

Adjusted EBITDA (non-GAAP) for the second quarter of 2015 was $36.0 million compared to $22.5 million in the same period last year. Adjusted EBITDA for the second quarter of 2015 includes the loss on equity investment of $1.1 million related to Mission Providence. A reconciliation of net income to EBITDA and Adjusted EBITDA is presented below.

James Lindstrom, Chief Executive Officer, stated, “Our financial results in the second quarter benefited from strong volumes in HA Services, execution on operational improvement and organic growth initiatives in Human Services, and increased membership and new contracts in NET Services. In our WD Services segment, management remained focused on launching large, recently won contracts. Partially due to delayed start-up expenses and additional complementary revenue sources associated with these new contracts, the financial performance of WD Services exceeded our internal expectations for the second quarter. While we are pleased with our strong second quarter and first half performance, quarterly volatility exists across our segments due to a variety of factors including, but not limited to, seasonality and the timing of contract start-up expenses. Thus, we remain focused on our annual performance as previously communicated as well as delivering unique, value-add solutions for our clients and generating long term intrinsic value per share.”

Year to Date 2015 Results

For the first six months of 2015, the Company reported consolidated revenue of $1.0 billion, an increase of 60.1% from $633.4 million in the comparable period of 2014. The 2015 results included $299.1 million of revenue contributed by Ingeus and Matrix during the first half of 2015. The first half of 2014 included $28.8 million in revenue from Ingeus. Excluding revenue attributable to these acquired businesses, consolidated revenue was $715.0 million, an increase of 18.3% from the comparable period of 2014.

Service expense as a percentage of revenue was 88.2% in the first half of 2015 compared to 89.8% in the first half of 2014. First half 2015 and 2014 service expense included a $3.1 million and $0.5 million charge, respectively, related to the amortization of the fair value of restricted stock awards issued in connection with the acquisition of Ingeus. G&A expense as a percentage of revenue was 4.7% in the first half of 2015 and 2014. First half 2015 and 2014 G&A expense included a $0.7 million and $0.5 million charge, respectively, related to separation arrangements with certain former executive officers. The Company also reported a loss on equity investment of $3.5 million in the first half of 2015 related to the Company’s investment in Mission Providence, which incurred start-up costs during the first half of 2015 related to successful bidding activity.

The Company reported net income available to common shareholders of $9.2 million, or $0.57 per diluted common share, in the first half of 2015 compared to net income available to common shareholders of $13.0 million, or $0.91 per diluted common share, in the prior year period. Adjusted net income available to common shareholders (non-GAAP) in the first half of 2015 was $23.2 million, or $1.44 per diluted common share, versus first half 2014 adjusted net income available to common shareholders (non-GAAP) of $19.4 million, or $1.36 per diluted common share. A reconciliation of net income to adjusted net income available to common shareholders (non-GAAP) and the calculation of adjusted earnings per diluted common share is presented below.

Adjusted EBITDA (non-GAAP) for the first half of 2015 was $72.3 million compared to $40.7 million in the same period last year. Adjusted EBITDA for the first half of 2015 includes the loss on equity investment of $3.5 million related to Mission Providence. A reconciliation of net income to EBITDA and Adjusted EBITDA is presented below.

Segment Results

For analysis purposes, revenue, expenses, operating income, net income, EBITDA (non-GAAP), and Adjusted EBITDA (non-GAAP) on a comparable basis are provided for Providence’s four segments for the three and six month periods ended June 30, 2015 and 2014. As previously disclosed, beginning in 2015, the Company began analyzing the results of the segments without the historical allocation of indirect corporate costs. Only corporate costs that represent expenses directly attributable to specific segments are allocated to the respective segment. Additionally, in 2015, the Company’s legacy workforce development businesses were transferred to the management team of the WD Services segment. As such, the operating segment results for 2014 have been recast.

Non-emergency Transportation (NET) Services

Revenue from the NET Services segment increased 25.1% to $270.7 million in the second quarter of 2015 from $216.3 million in the prior year period. Service expense for the segment increased to $246.9 million, or 91.2% of NET Services revenue, in the second quarter of 2015 compared to $196.5 million or 90.8% of NET Services revenue in the second quarter of 2014. NET Services operating income increased 18.5% to $18.9 million in the second quarter from $15.9 million in the prior year period. NET Services Adjusted EBITDA (non-GAAP) increased $3.4 million, or 19.2%, to $21.2 million in the second quarter from $17.8 million in the prior year period.

In the first half of 2015, revenue from the NET Services segment increased 26.8% to $525.5 million from $414.4 million in the prior year period. Service expense for the segment increased to $476.2 million, or 90.6% of NET Services revenue, in the first half of 2015 compared to $371.7 million or 89.7% of NET Services revenue in the first half of 2014. NET Services operating income increased 13.0% to $39.6 million in the first half of 2015 from $35.1 million in the prior year period. NET Services Adjusted EBITDA (non-GAAP) increased $5.5 million, or 14.3%, to $44.2 million in the first half of 2015 from $38.7 million in the prior year period.

Revenue for the NET Services segment was favorably impacted by new contracts in Rhode Island, Maine, and Texas and increased membership in certain states, partially offset by the elimination of contracts in Mississippi and Connecticut. As anticipated, service costs as a percentage of revenue continued to increase due to higher utilization related to increased usage by expansion and woodwork populations in addition to covered members becoming more aware of their NET benefits.

Human Services

Revenue from the Human Services segment decreased 1.2% to $90.2 million in the second quarter of 2015, compared to $91.3 million in the second quarter of 2014. Both periods exclude revenue related to the legacy workforce development services business that was transitioned to the WD Services segment at the beginning of 2015. Service expense for the segment was $78.7 million, or 87.2% of Human Services revenue, in the second quarter of 2015 compared to $82.6 million, or 90.4% of Human Services revenue in 2014. Human Services operating income was $4.8 million in the second quarter compared to $2.0 million in the prior year period. Human Services Adjusted EBITDA (non-GAAP) increased $2.7 million to $6.6 million in the second quarter of 2015 from $3.8 million in the prior year period.

In the first half of 2015, revenue from the Human Services segment increased 0.6% to $176.4 million, compared to $175.4 million in the first half of 2014. Both periods exclude revenue related to the legacy workforce development services business that was transitioned to the WD Services segment at the beginning of 2015. Service expense for the segment was $156.3 million, or 88.6% of Human Services revenue, in the first half of 2015 compared to $161.5 million, or 92.1% of Human Services revenue in 2014. Human Services operating income was $6.6 million in the first half of the year compared to $0.7 million in the prior year period. Human Services Adjusted EBITDA (non-GAAP) increased $5.6 million to $10.2 million in the first half of 2015 from $4.6 million in the prior year period.

Revenue in the Human Services segment was positively impacted by two acquisitions that occurred in 2014 and organic expansion in certain markets, and negatively impacted by the termination of the Texas foster care contract and the exiting of certain underperforming services and offices. Service costs as a percentage of revenue benefited from the termination of the Texas foster care contract and several business improvement and streamlining initiatives executed throughout the organization.

Workforce Development (WD) Services

WD Services revenue was $92.2 million in the second quarter of 2015 and relates primarily to the Ingeus business that was acquired on May 30, 2014. In the second quarter of 2014, WD Services revenue was $36.6 million and represents the legacy workforce development services business that had historically been part of Human Services as well as one month of operations of Ingeus. Service expense for the segment was $83.2 million, or 90.3% of WD revenue, in the second quarter of 2015. WD Services operating loss was $2.4 million in the second quarter of 2015 and included a $1.5 million expense related to the amortization of the fair value of restricted stock awards issued in connection with the acquisition of Ingeus. WD Services Adjusted EBITDA (non-GAAP) was $1.4 million in the second quarter of 2015 and included a loss on equity investment of $1.1 million related to Mission Providence. In the second quarter of 2014, service expense was $30.5 million, or 83.2% of WD revenue, operating income was $2.6 million, and Adjusted EBITDA (non-GAAP) was $5.1 million.

In the first half of 2015, WD Services revenue, related primarily to the acquired Ingeus operations, was $199.8 million. In the first half of 2014, WD Services revenue was $44.1 million and represents the legacy workforce development services business that had historically been part of Human Services as well as one month of operations of Ingeus. Service expense for the segment was $177.5 million, or 88.8% of WD revenue, in the first half of 2015. WD Services operating income was $0.4 million in the first half of 2015 and included a $3.1 million expense related to the amortization of the fair value of restricted stock awards issued in connection with the acquisition of Ingeus. WD Services Adjusted EBITDA (non-GAAP) was $6.6 million in the first half of 2015 and included a loss on equity investment of $3.5 million related to Mission Providence. In the first half of 2014, service expense was $36.9 million, or 83.7% of WD revenue, operating income was $3.0 million, and Adjusted EBITDA (non-GAAP) was $5.7 million.

Health Assessment (HA) Services

HA Services revenue, primarily derived from providing comprehensive health assessments, was $55.4 million in the second quarter of 2015 and is comprised of revenue from Matrix, acquired on October 23, 2014. Service expense for the segment was $41.2 million, or 74.4% of HA Services revenue. HA Services operating income was $6.3 million in the second quarter of 2015, and HA Services Adjusted EBITDA (non-GAAP) was $13.5 million for the same period.

In the first half of 2015, HA Services revenue was $112.8 million. Service expense for the segment was $84.4 million, or 74.8% of HA Services revenue. HA Services operating income was $12.8 million in the first half of 2015, and HA Services Adjusted EBITDA (non-GAAP) was $27.1 million for the same period.

Conference Call

Providence will hold a conference call at 11:00 a.m. EDT (8:00 a.m. PDT/MST) Friday, August 7, 2015 to discuss its financial results and corporate developments. Interested parties are invited to listen to the call live over the Internet at http://investor.provcorp.com. The call is also available by dialing (866) 515-2912, or for international callers (617) 399-5126, and by using the passcode 83463896. A replay of the teleconference will be available on http://investor.provcorp.com. A replay will also be available until August 14, 2015 by dialing (888) 286-8010 or (617) 801-6888 and using passcode 80558015.

About Providence

Providence is a Tucson, Arizona-based company that provides and manages government sponsored human services, innovative global employment services, comprehensive health assessment and care management services, and non-emergency transportation services. It offers: (1) non-emergency transportation management services to state Medicaid programs, local government agencies, hospital systems, health maintenance organizations, private managed care organizations and commercial insurers, as well as to individuals with limited mobility, people with limited means of transportation, people with disabilities and Medicaid members; (2) home- and community-based counseling services, which include home-based and intensive home-based counseling, workforce development, substance abuse treatment services, school support services and correctional services; (3) foster care and therapeutic foster care services; (4) case management, referral and monitoring services; (5) social improvement, employment and welfare services to various international government bodies and corporations; and (6) in-home comprehensive health assessment and care management services primarily to Medicare Advantage programs. Providence is unique in that it provides and manages its human services primarily in the client’s own home or in community based settings, rather than in hospitals or treatment facilities and provides its non-emergency transportation services clients through local transportation providers rather than an owned fleet of vehicles.

Non-GAAP Presentation

In addition to the financial results prepared in accordance with US generally accepted accounting principles (GAAP) provided throughout this press release, the Company has provided EBITDA, Adjusted EBITDA, Adjusted net income, and Adjusted diluted EPS, non-GAAP measurements. Providence’s management utilizes these non-GAAP measurements as a means to measure overall operating performance and to better compare current operating results with other companies within its industry. Details of the excluded items and a reconciliation of the non-GAAP financial measures to the most comparable GAAP financial measure are presented in the table below. The non-GAAP measures do not replace the presentation of our GAAP financial results. The Company has provided this supplemental non-GAAP information because the Company believes it provides meaningful comparisons of the results of Providence’s operations for the periods presented in this press release. The non-GAAP measures are not in accordance with, or an alternative for, GAAP and may be different from non-GAAP measures used by some other companies.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “forecast,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, our continuing relationship with government entities and our ability to procure business from them, our ability to manage growing and changing operations, the implementation of the healthcare reform law, state budget changes and legislation and other risks detailed in Providence’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and subsequent filings. Providence is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

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Providence Service Corporation

The Providence Service Corporation

Unaudited Condensed Consolidated Statements of Income

(in thousands except share and per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2015	2014	2015	2014

Service revenue	$508,251	$343,953	$1,014,046	$633,356

Operating expenses:
Service expense	450,058	309,130	893,926	569,066
General and administrative expense	23,316	16,156	48,000	29,775
Depreciation and amortization	14,957	5,143	29,857	8,871
Total operating expenses	488,331	330,429	971,783	607,712
Operating income	19,920	13,524	42,263	25,644

Other expenses:
Interest expense, net	4,545	1,261	10,552	2,846
Loss on equity investment	1,059	-	3,542	-
(Gain) Loss on foreign currency translation	(714)	61	(395)	101
Income before income taxes	15,030	12,202	28,564	22,697
Provision for income taxes	8,396	5,530	15,693	9,738
Net income	$6,634	$6,672	$12,871	$12,959

Net income available to common stockholders	$4,181	$6,672	$9,243	$12,959

Earnings per common share:
Basic	$0.26	$0.47	$0.58	$0.93
Diluted	$0.26	$0.46	$0.57	$0.91

Weighted-average number of common shares outstanding:
Basic	16,097,198	14,171,013	16,036,959	14,006,944
Diluted	16,240,898	14,453,964	16,193,372	14,306,898

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Providence Service Corporation

The Providence Service Corporation

Condensed Consolidated Balance Sheets

(in thousands except share and per share data)

	June 30,	December 31,
	2015	2014
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$145,161	$160,406
Accounts receivable, net of allowance of $6,893 in 2015 and $6,034 in 2014	211,741	151,344
Other receivables	15,131	6,866
Prepaid expenses and other	42,149	46,157
Restricted cash	3,641	3,807
Deferred tax assets	998	6,066
Total current assets	418,821	374,646
Property and equipment, net	62,127	57,148
Goodwill	358,483	355,641
Intangible assets, net	321,535	340,673
Other assets	40,803	22,373
Restricted cash, less current portion	15,275	14,764
Total assets	$1,217,044	$1,165,245
Liabilities and stockholders' equity
Current liabilities:
Current portion of long-term obligations	$29,663	$25,188
Note payable to related party	-	65,500
Accounts payable	56,441	48,061
Accrued expenses	127,722	121,857
Accrued transportation costs	61,514	55,492
Deferred revenue	27,733	12,245
Reinsurance liability reserve	17,861	11,115
Total current liabilities	320,934	339,458
Long-term obligations, less current portion	458,667	484,525
Other long-term liabilities	30,204	26,609
Deferred tax liabilities	86,432	93,239
Total liabilities	896,237	943,831
Commitments and contingencies
Mezzanine equity
Preferred stock: Authorized 10,000,000 shares; $0.001 par value; 805,000 and 0 issued and outstanding; 5.5%/8.5% dividend rate	77,719	-
Stockholders' equity
Common stock: Authorized 40,000,000 shares; $0.001 par value; 17,081,535 and 16,870,285 issued and outstanding (including treasury shares)	17	17
Additional paid-in capital	270,027	261,155
Accumulated deficit	(495)	(13,366)
Accumulated other comprehensive loss, net of tax	(8,045)	(8,756)
Treasury shares, at cost, 1,029,557 and 1,014,108 shares	(18,420)	(17,686)
Total Providence stockholders' equity	243,084	221,364
Non-controlling interest	4	50
Total stockholders' equity	243,088	221,414
Total liabilities and stockholders' equity	$1,217,044	$1,165,245

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Providence Service Corporation

The Providence Service Corporation

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	Six months ended June 30,
	2015	2014
Operating activities
Net income	$12,871	$12,959
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	10,165	4,908
Amortization	19,692	3,963
Provision for doubtful accounts	1,369	1,089
Stock based compensation	6,058	1,400
Deferred income taxes	(4,815)	207
Amortization of deferred financing costs	1,071	410
Excess tax benefit upon exercise of stock options	(2,239)	(2,346)
Loss on equity investments	3,542	-
Other non-cash charges	(225)	(40)
Changes in operating assets and liabilities:
Accounts receivable	(60,908)	(21,736)
Other receivables	(2,617)	487
Restricted cash	69	205
Prepaid expenses and other	(12,234)	(4,544)
Reinsurance liability reserve	9,691	4,648
Accounts payable and accrued expenses	17,755	7,172
Accrued transportation costs	6,022	13,554
Deferred revenue	14,555	(52)
Other long-term liabilities	281	(4,009)
Net cash provided by operating activities	20,103	18,275
Investing activities
Purchase of property and equipment	(13,122)	(8,267)
Acquisitions, net of cash acquired	(1,665)	(59,666)
Equity investments	(10,284)	-
Net decrease in short-term investments	(9)	(9)
Restricted cash for reinsured claims losses	(413)	(4,744)
Net cash used in investing activities	(25,493)	(72,686)
Financing activities
Proceeds from issuance of preferred stock, net of issuance costs	80,667	-
Preferred stock dividends	(1,698)	-
Repurchase of common stock, for treasury	(734)	(501)
Proceeds from common stock issued pursuant to stock option exercise	2,377	9,150
Excess tax benefit upon exercise of stock options	2,239	2,346
Proceeds from long-term debt	-	115,000
Repayment of long-term debt	(87,125)	(47,500)
Payment of contingent consideration	(7,496)	-
Debt financing costs	(30)	(700)
Other	(46)	(8)
Net cash (used in) provided by financing activities	(11,846)	77,787
Effect of exchange rate changes on cash	1,991	629
Net change in cash	(15,245)	24,005
Cash at beginning of period	160,406	98,995
Cash at end of period	$145,161	$123,000

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Providence Service Corporation

The Providence Service Corporation

Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDA

(in thousands)

(Unaudited)

	Three Months Ended June 30, 2015
	NET Services	Human Services	WD Services	HA Services	Corporate and Other	Total

Net income	$11,693	$2,804	$(1,905)	$3,749	$(9,707)	$6,634

Interest expense, net	-	(9)	(43)	(5)	4,602	4,545
Provision for income taxes	7,183	1,992	(786)	2,522	(2,515)	8,396
Depreciation and amortization	2,329	1,767	3,332	7,185	344	14,957

EBITDA	21,205	6,554	598	13,451	(7,276)	34,532

Ingeus acquisition related equity compensation	-	-	1,524	-	-	1,524
Gain on foreign currency translation	-	-	(714)	-	-	(714)
Charges related to the separation of an executive officer, net	-	-	-	-	695	695

Adjusted EBITDA	$21,205	$6,554	$1,408	$13,451	$(6,581)	$36,037

	Three Months Ended June 30, 2014
	NET Services	Human Services	WD Services	HA Services	Corporate and Other	Total

Net income	$9,545	$1,182	$2,321	$-	$(6,376)	$6,672

Interest expense, net	(2)	(8)	(228)	-	1,499	1,261
Provision for income taxes	6,381	876	503	-	(2,230)	5,530
Depreciation and amortization	1,865	1,745	1,261	-	272	5,143

EBITDA	17,789	3,795	3,857	-	(6,835)	18,606

Acquisition costs	-	-	-	-	2,496	2,496
Integration and restructuring charges	-	15	732	-	97	844
Ingeus acquisition related equity compensation	-	-	486	-	-	486
Loss on foreign currency translation	-	-	54	-	7	61

Adjusted EBITDA	$17,789	$3,810	$5,129	$-	$(4,235)	$22,493

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Providence Service Corporation

The Providence Service Corporation

Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDA

(in thousands)

(Unaudited)

	Six Months Ended June 30, 2015
	NET Services	Human Services	WD Services	HA Services	Corporate and Other	Total

Net income	$24,305	$3,840	$(4,286)	$7,595	$(18,583)	$12,871

Interest expense, net	(1)	(29)	(58)	(9)	10,649	10,552
Provision for income taxes	15,312	2,798	1,640	5,193	(9,250)	15,693
Depreciation and amortization	4,606	3,614	6,648	14,367	622	29,857

EBITDA	44,222	10,223	3,944	27,146	(16,562)	68,973

Ingeus acquisition related equity compensation	-	-	3,057	-	-	3,057
Gain on foreign currency translation	-	-	(395)	-	-	(395)
Charges related to the separation of an executive officer, net	-	-	-	-	695	695

Adjusted EBITDA	$44,222	$10,223	$6,606	$27,146	$(15,867)	$72,330

	Six Months Ended June 30, 2014
	NET Services	Human Services	WD Services	HA Services	Corporate and Other	Total

Net income	$20,954	$380	$2,530	$-	$(10,905)	$12,959

Interest expense, net	(6)	(20)	(243)	-	3,115	2,846
Provision for income taxes	14,114	369	660	-	(5,405)	9,738
Depreciation and amortization	3,626	3,324	1,392	-	529	8,871

EBITDA	38,688	4,053	4,339	-	(12,666)	34,414

Acquisition costs	-	-	-	-	4,325	4,325
Integration and restructuring costs	-	29	732	-	97	858
Ingeus acquisition related equity compensation	-	-	486	-	-	486
Loss on foreign currency translation	-	-	95	-	6	101
Charges related to the separation of an executive officer, net	-	511	-	-	-	511

Adjusted EBITDA	$38,688	$4,593	$5,652	$-	$(8,238)	$40,695

Providence Service Corporation

The Providence Service Corporation

Adjusted Earnings Per Share

(in thousands, except share and per share data)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014

Net income	$6,634	$6,672	$12,871	$12,959

Acquisition costs	-	2,496	-	4,325
Integration and restructuring costs	-	844	-	858
Ingeus acquisition related equity compensation	1,524	486	3,057	486
(Gain) Loss on foreign currency translation	(714)	61	(395)	101
Payments related to separation arrangements with certain former executive officers, net	695	-	695	511
Intangible amortization expense	9,881	2,338	19,692	3,963
Tax effected impact of adjustments	(3,927)	(2,157)	(7,754)	(3,759)

Adjusted net income	14,093	10,740	28,166	19,444

Dividends on preferred stock	(1,104)	-	(1,698)	-
Amortization of preferred stock discount	(825)	-	(1,071)	-
Income allocated to participating securities	(1,355)	-	(2,159)	-

Adjusted net income available to common stockholders, diluted	10,809	10,740	23,238	19,444

Adjusted diluted earnings per common share	$0.67	$0.74	$1.44	$1.36

Diluted weighted-average number of common shares outstanding	16,240,898	14,453,964	16,193,372	14,306,898

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Providence Service Corporation

The Providence Service Corporation

Segment Information

(in thousands)

(Unaudited)

	Three Months Ended June 30, 2015
	NET Services	Human Services	WD Services	HA Services	Corporate and Other	Total
Revenues	$270,690	$90,222	$92,175	$55,404	$(240)	$508,251
Operating income (loss)	18,876	4,787	(2,389)	6,266	(7,620)	19,920
Depreciation and amortization	2,329	1,767	3,332	7,185	344	14,957
Net Income	11,693	2,804	(1,905)	3,749	(9,707)	6,634
Adjusted EBITDA (Non-GAAP)	21,205	6,554	1,408	13,451	(6,581)	36,037

	Three Months Ended June 30, 2014
	NET Services	Human Services	WD Services	HA Services	Corporate and Other	Total
Revenues	$216,296	$91,333	$36,617	$-	$(293)	$343,953
Operating income (loss)	15,925	2,049	2,649	-	(7,099)	13,524
Depreciation and amortization	1,865	1,745	1,261	-	272	5,143
Net Income	9,545	1,182	2,321	-	(6,376)	6,672
Adjusted EBITDA (Non-GAAP)	17,789	3,810	5,129	-	(4,235)	22,493

	Six Months Ended June 30, 2015
	NET Services	Human Services	WD Services	HA Services	Corporate and Other	Total
Revenues	$525,450	$176,409	$199,793	$112,836	$(442)	$1,014,046
Operating income (loss)	39,615	6,607	444	12,781	(17,184)	42,263
Depreciation and amortization	4,606	3,614	6,648	14,367	622	29,857
Net Income	24,305	3,840	(4,286)	7,595	(18,583)	12,871
Adjusted EBITDA (Non-GAAP)	44,222	10,223	6,606	27,146	(15,867)	72,330

	Six Months Ended June 30, 2014
	NET Services	Human Services	WD Services	HA Services	Corporate and Other	Total
Revenues	$414,373	$175,435	$44,065	$-	$(517)	$633,356
Operating income (loss)	35,061	729	3,043	-	(13,189)	25,644
Depreciation and amortization	3,626	3,324	1,392	-	529	8,871
Net Income	20,954	380	2,530	-	(10,905)	12,959
Adjusted EBITDA (Non-GAAP)	38,688	4,593	5,652	-	(8,238)	40,695

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